Exhibit 99

Swift Energy Announces Record First Quarter: Earnings of $25.7 Million, a 76% Increase, Earnings Per Share of $0.89 Per Diluted Share, and Cash Flow of $64.7 Million, or $2.24 Per Diluted Share

     HOUSTON--(BUSINESS WIRE)--May 9, 2005--Swift Energy Company (NYSE:SFY) announced today a net income record of $25.7 million for the first quarter of 2005, or $0.89 per diluted share, a 76% increase compared to $14.6 million in net income, or $0.52 per diluted share, earned in the first quarter of 2004. Net cash provided by operating activities increased 63% to $64.7 million, or $2.24 per diluted share, compared to $39.6 million, or $1.41 per diluted share, for the first quarter of 2004.
     Production increased 9% for the first quarter of 2005 to 15.5 billion cubic feet equivalent ("Bcfe") from the 14.3 Bcfe produced in the first quarter of 2004 and decreased 2% sequentially from the 15.9 Bcfe produced in the fourth quarter of 2004. First quarter 2005 production included 11.0 Bcfe of domestic production, a 5% increase, and 4.5 Bcfe produced in New Zealand, an 18% increase, in both cases when compared to production in the same period in 2004. The increases were due to higher levels of domestic production at Lake Washington and increased natural gas production from the Kauri area in New Zealand. First quarter domestic production was affected by a third party pipeline service interruption in the Lake Washington area, which deferred approximately 0.25 Bcfe of production in the first quarter 2005.
     Terry Swift, CEO of Swift Energy, commented, "Swift Energy Company has just completed another successful quarter, and as we continue to implement our strategic plan, we should realize fundamental growth and value for our shareholders. The dynamic and significantly improved commodity environment is rewarding companies with year over year production growth. In South Louisiana, recently acquired 3-D seismic data is being fully integrated into our operational plans. The 3-D seismic allows us to identify significant new drilling opportunities, while we high-grade and enhance our existing projects. In New Zealand, reserve growth opportunities will be tested with the drill bit, as we begin our Tarata Thrust exploratory drilling program with our partner, Mighty River Power."

     Revenues and Expenses

     Total revenues for the first quarter of 2005 increased 46% to $95.6 million from the $65.4 million of revenues generated in the first quarter of 2004. This increase is attributable to higher commodity prices and increased levels of production.
     Lease operating expenses, before severance and ad valorem taxes, were $0.71 per thousand cubic feet equivalent ("Mcfe") in the first quarter 2005, an increase of 6% compared to $0.67 per Mcfe of these expenses in the first quarter of 2004. The increase was predominately due to increased compression and chemical costs in Lake Washington and also due to higher currency exchange rates in New Zealand. General and administrative expenses increased to $0.31 per Mcfe during the first quarter 2005 from $0.28 per Mcfe in the same period in 2004. This increase was primarily attributable to expenses related to ongoing Sarbanes-Oxley compliance initiatives. Depreciation, depletion and amortization expense of $1.56 per Mcfe in the first quarter 2005 increased from $1.28 per Mcfe in the comparable period in 2004. Interest expense per unit decreased 15% to $0.41 per Mcfe in the first quarter 2005 compared to $0.48 per Mcfe for the same period in 2004. Also, severance and ad valorem taxes were up appreciably to $0.59 per Mcfe from $0.44 per Mcfe in the comparable periods due to higher commodity prices and the higher severance tax rates on crude oil from our increased crude oil production in Louisiana.

     Production & Pricing

     Total first quarter 2005 production of 15.5 Bcfe increased 9% from the 14.3 Bcfe produced in the same quarter of 2004 and decreased 2% when compared to production in the fourth quarter of 2004. First quarter 2005 domestic production increased to 11.0 Bcfe, an increase of 5% from the 10.4 Bcfe produced in the same quarter in 2004, primarily due to increased production from the Lake Washington area, but 2% lower than production in the fourth quarter 2004, principally due to the previously mentioned third-party pipeline interruption. First quarter 2005 New Zealand production of 4.5 Bcfe increased 18% from production in the same quarter in 2004 and decreased 1% from levels in the previous quarter.
     In the first quarter of 2005, Swift Energy realized an aggregate global average price of $6.16 per Mcfe, an increase of 33% from first quarter 2004 price levels, when the price averaged $4.62 per Mcfe. Domestically, the Company realized an aggregate average price of $6.99 per Mcfe, an increase of 33% over the $5.24 received in the first quarter of 2004. In the first quarter of 2005, average domestic crude oil prices increased 39% to $47.20 per barrel from $33.95 per barrel realized in the same period in 2004. For the same periods, average domestic natural gas prices of $5.41 per thousand cubic feet ("Mcf") increased 11% from the $4.90 per Mcf domestic average a year earlier. Prices for natural gas liquids ("NGL") domestically averaged $31.79 per barrel in the first quarter, a 31% increase over first quarter 2004 NGL prices.
     In New Zealand, Swift Energy realized an average natural gas price of $3.17 per Mcf for the first quarter of 2005 under its long-term contracts, a 40% increase over the $2.27 per Mcf received in the comparable 2004 period. Also in New Zealand, the Company's McKee blend crude oil sold for an average $51.68 per barrel, while its NGL contracts yielded an average price of $17.80 per barrel for the first quarter 2005. The higher New Zealand natural gas price is a function of more Kauri gas being produced under newer contracts, and New Zealand natural gas sales, which are denominated in New Zealand dollars and have remained strong against the U.S. dollar.

     Operations Update

     Swift Energy successfully completed 13 of 17 domestic wells in the first quarter of 2005. Domestically, the Company completed 11 of 14 development wells for a success rate of 79% for the quarter. The Company successfully completed nine of 12 development wells and completed two of three exploration wells in the Lake Washington area in Plaquemines Parish, Louisiana. Additionally, the Company successfully completed two development wells in the AWP Olmos area in McMullen County, Texas. In New Zealand, the Company was unsuccessful on the Kauri-E8A well and on a previously announced shallow exploration well.
     Swift Energy currently has seven wells waiting to be completed in the Lake Washington area. The Company currently has two rigs operating in Lake Washington and is planning to bring a barge rig into the Cote Blanche Island and Bay de Chene areas in the second half of 2005 and move a second rig to the AWP Olmos area this summer. As a result of this activity and oilfield inflation, Swift Energy has increased its capital expenditure budget by $20 million to a range of $220 million to $240 million for 2005.
     Production facility upgrades in Lake Washington are on schedule and are expected to be completed mid-third quarter, as planned. It should also be noted that Swift Energy's Bay de Chene Field was operating for most of the first quarter 2005, while Cote Blanche Island Field operations have only recently resumed with production being restored to the field in the second quarter.
     In New Zealand, the Company is currently drilling the Kauri-E10 well and expects to begin drilling the Goss Prospect exploration well with a second rig later in the second quarter, which should be followed by the Tawa and Trapper Prospects in the Tarata Thrust exploration program. Also late in the second quarter, Swift Energy plans a fracture stimulation program on certain Kauri sand wells. The Rimu Production Station underwent routine maintenance in the second quarter and as a result Swift had reduced production levels for five days.
     Swift Energy New Zealand ("SENZ") was recently awarded offshore Petroleum Exploration Permit ("PEP") 38495 in the Taranaki Basin on the North Island of New Zealand. The permit is located offshore in the southern portion of the basin to the south and west of Swift's Rimu/Kauri permit (PEP 38719) and encompasses approximately 600 sq. miles. This is in addition to the previously announced Kauri Petroleum Mining Permit 38155, which was also recently awarded.

     Borrowing Base

     After a regular semi-annual review by its bank group, Swift Energy's borrowing base was recently reaffirmed at $250 million effective May 1, 2005. The Company, however, is continuing to maintain the commitment amount at $150 million. Under the terms of its credit facility, the Company can increase the commitment amount up to the total amount of the borrowing base at its discretion.

     Price Risk Management

     Swift Energy also announced that since its last price risk management update on February 17, it has continued to enter into price risk management transactions and reports the following current positions. The Company now has approximately 18% to 20% of its estimated second quarter domestic crude oil production sold at an average NYMEX strike price of $51.43 per barrel. Also, Swift Energy has 4% to 6% of its estimated third quarter oil volumes sold at an average NYMEX strike price of $56.14 per barrel. These NYMEX crude oil strike prices do not take into account transportation charges or crude oil quality differentials that could result in price reductions ranging from $2.00 to $3.00 per barrel.
     Swift Energy has purchased floors covering 57% to 61% of its estimated domestic natural gas production in the second quarter 2005 at an average NYMEX strike price of $5.77 per Mcf and 42% to 47% of estimated third quarter 2005 production covered by floors at an average NYMEX strike price of $5.60 per Mcf. For the fourth quarter 2005, Swift has 18% to 20% of its estimated natural gas production covered by floors at an average NYMEX strike price of $5.63 per Mcf. Details of Swift Energy's complete price risk management activities can be found on the Company's website (www.swiftenergy.com).

     Earnings Conference Call

     Swift Energy will conduct a live conference call today, May 9, at 9:00 a.m. CDT to discuss first quarter 2005 financial results. To participate in this conference call, dial 973-339-3086 five to ten minutes before the scheduled start time and indicate your intention to participate in the Swift Energy conference call. A digital replay of the call will be available later on May 9 until May 17, by dialing 973-341-3080 and using pin #5808322. Additionally, the conference call will be available over the Internet by accessing the Company's website at www.swiftenergy.com and by clicking on the event hyperlink. This webcast will be available online and archived at the Company's website.

     Annual Shareholder Meeting

     Swift Energy's Annual Meeting of Shareholders will be held on Tuesday, May 10, 2005, at the Wyndham Greenspoint Hotel in Raphael Salon D, 12400 Greenspoint Drive, Houston Texas 77060 at 4:00 p.m. CDT. The public is invited to attend to hear management's discussion of 2005 opportunities.

     Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on onshore and inland waters oil and natural gas reserves in Louisiana and Texas and oil and natural gas reserves in New Zealand. Over the Company's 25-year history, Swift Energy has consistently shown long-term growth in its proved oil and gas reserves, production and cash flow through a disciplined program of acquisitions and drilling, while maintaining a strong financial position.

     This material includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements. These statements are based upon assumptions that are subject to change and to risks, especially volatility in oil or gas prices, and availability of services and supplies. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company's business are set forth in the filings of the Company with the Securities and Exchange Commission. Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.


                         SWIFT ENERGY COMPANY
                     SUMMARY FINANCIAL INFORMATION
                              (Unaudited)
    (In Thousands Except Production, Per Share, and Price Amounts)

                                           Three Months Ended
                                                March 31,
                                                              Percent
                                              2005     2004    Change
                                            -------- -------- --------
Revenues:
Oil & Gas Sales                             $95,521  $65,954       45%
Other                                            99     (598)     116%
                                            -------- --------
Total Revenue                               $95,621  $65,356       46%

Net Income                                  $25,689  $14,588       76%

Basic EPS                                   $  0.91  $  0.53       72%

Diluted EPS                                 $  0.89  $  0.52       72%

Net Cash Provided By
  Operating Activities                      $64,652  $39,596       63%

Net Cash Provided By
  Operating Activities, Per Diluted Share   $  2.24  $  1.41       59%

Cash Flow Before Working Capital
   Changes(1) (non-GAAP measure)            $65,136  $38,762       68%
Cash Flow Before Working
   Capital Changes, Per Diluted Share       $  2.26  $  1.38       64%

Weighted Average
  Shares Outstanding                         28,161   27,553        2%

EBITDA(1) (non-GAAP measure)                $70,495  $45,454       55%

Production (Bcfe):                             15.5     14.3        9%
  Domestic                                     11.0     10.4        5%
  New Zealand                                   4.5      3.9       18%

Realized Price ($/Mcfe):                      $6.16    $4.62       33%
  Domestic                                    $6.99    $5.24       33%
  New Zealand                                 $4.13    $2.93       41%

(1) See reconciliation on page 6. Management believes that the non-GAAP measures EBITDA and cash flow before working capital changes are useful information to investors because they are widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions.


                         SWIFT ENERGY COMPANY
            Reconciliation of GAAP (a) to non-GAAP Measures
                              (Unaudited)
                            (In Thousands)

Below is a reconciliation of EBITDA to Net Income and a reconciliation of Cash Flow Before Working Capital Changes to Net Cash Provided by Operating Activities.

                                             Three Months Ended
                                             Mar. 31,  Mar. 31,
                                               2005      2004
                                             --------- ---------
NET INCOME TO EBITDA RECONCILIATIONS:

  Net Income                                 $ 25,689  $ 14,588  76%
  Provision for Income taxes                   14,069     5,498
  Interest Expense, Net                         6,344     6,901
  Depreciation, Depletion & Amortization(b)    24,392    18,466
                                             --------- ---------
  EBITDA                                     $ 70,495  $ 45,454  55%
                                             ========= =========


                                             Three Months Ended
                                             Mar. 31,  Mar. 31,
                                               2005      2004
                                             --------- ---------
NET CASH FLOW RECONCILIATIONS:

Net Cash Provided by Operating Activities    $ 64,652  $ 39,596  63%
  Increases and Decreases In:
   Accounts Receivable                             18     2,021
   Accounts Payable and Accrued Liabilities     1,603    (1,531)
   Accrued Interest                            (1,137)   (1,324)
                                             --------- ---------
Cash Flow Before Working Capital Changes     $ 65,136  $ 38,762  68%
                                             ========= =========

    (a) GAAP -- Generally Accepted Accounting Principles
    (b) Includes accretion of asset retirement obligation
               Note: Items may not total due to rounding


                         SWIFT ENERGY COMPANY
                   SUMMARY BALANCE SHEET INFORMATION
                              (Unaudited)
                            (In Thousands)

                                                As of        As of
                                              March 31,   December 31,
                                                 2005         2004
                                             ------------ ------------


    Assets:
Current Assets:
  Cash and Cash Equivalents                  $     9,715  $     4,920
  Other Current Assets                            53,352       49,466
                                             ------------ ------------
    Total Current Assets                          63,067       54,386

Oil and Gas Properties                         1,605,123    1,559,803
Other Fixed Assets                                13,508       12,821
Less-Accumulated DD&A                           (673,289)    (649,186)
                                             ------------ ------------
                                                 945,343      923,438
Other Assets                                      10,855       12,749
                                             ------------ ------------
                                             $ 1,019,265  $   990,573
                                             ============ ============

    Liabilities:
Current Liabilities                          $    66,692  $    68,618
Long-Term Debt                                   350,000      357,500
Deferred Income Taxes                             84,775       73,107
Asset Retirement Obligation                       16,328       17,176
Lease Incentive Obligation                           136           --
Stockholders' Equity                             501,334      474,172
                                             ------------ ------------
                                             $ 1,019,265  $   990,573
                                             ============ ============

               Note: Items may not total due to rounding


                         SWIFT ENERGY COMPANY
                 SUMMARY INCOME STATEMENT INFORMATION
                              (Unaudited)
                 In Thousands Except Per Mcfe Amounts

                                       Three Months     Three Months
                                          Ended            Ended

                                     Mar. 31,  Per    Mar. 31,  Per
                                       2005    Mcfe     2004    Mcfe
                                     -------- ------  -------- -------

Revenues:
  Oil & Gas Sales                    $95,521  $6.16   $65,954  $ 4.62
  Other Revenue                           99     --      (598)  (0.04)
                                      -------  -----   -------  ------
                                      95,621   6.16    65,356    4.57
                                      -------  -----   -------  ------

Costs and Expenses:
  General and administrative, net      4,874   0.31     4,030    0.28
  Depreciation, Depletion &
   Amortization                       24,205   1.56    18,296    1.28
  Accretion of asset retirement
   obligation (ARO)                      187   0.01       170    0.01
  Lease Operating Costs               11,049   0.71     9,626    0.67
  Severance & Other Taxes              9,203   0.59     6,247    0.44
  Interest Expense, Net                6,344   0.41     6,901    0.48
                                      -------  -----   -------  ------

    Total Costs & Expenses            55,862   3.60    45,270    3.17
                                      -------  -----   -------  ------


Income before Income Taxes            39,759   2.56    20,086    1.41
Provision for Income Taxes            14,069   0.91     5,498    0.38
                                      -------  -----   -------  ------
Net Income                           $25,689  $1.66   $14,588  $ 1.02
                                      =======  =====   =======  ======


Additional Information:
  Capital Expenditures               $44,527          $45,150
  Capitalized Geological &
   Geophysical                       $ 3,443          $ 2,506
  Capitalized Interest Expense       $ 1,764          $ 1,609
  Deferred Income Tax                $14,069          $ 5,434

               Note: Items may not total due to rounding

                         SWIFT ENERGY COMPANY
                 CONSOLIDATED STATEMENTS OF CASH FLOW
                              (Unaudited)
                            (In Thousands)

                                                      Years Ended,
                                                  March 31,  March 31,
                                                     2005      2004
                                                  ---------- ---------

Cash Flows From Operating Activities:
  Net Income                                      $  25,689  $ 14,588
  Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities -
  Depreciation, Depletion, and Amortization          24,205    18,296
  Accretion of Asset Retirement Obligation (ARO)        187       170
  Deferred Income Taxes                              14,069     5,434
  Other                                                 985       274
  Change in Assets and Liabilities -
    Increase in Accounts Receivable,                    (18)   (2,021)
    Increase (Decrease) in Accounts Payable and
     Accrued Liabilities                             (1,603)    1,532
    Increase in Accrued Interest                      1,137     1,324
                                                  ---------- ---------

Net Cash Provided by Operating Activities            64,652    39,596
                                                  ---------- ---------

Cash Flows From Investing Activities:
  Additions to Property and Equipment               (44,527)  (45,150)
  Proceeds from the Sale of Property and
   Equipment                                            122        23
  Net Cash Distributed as Operator of Oil & Gas
   Properties                                        (7,914)   (8,708)
  Net Cash Received (Distributed) as Operator of
   Partnerships and Joint Ventures                     (885)      106
  Other                                                   5        (1)
                                                  ---------- ---------

Net Cash Used in Investing Activities               (53,198)  (53,730)
                                                  ---------- ---------

Cash Flows From Financing Activities:
  Net Proceeds from (payments of) Bank Borrowings    (7,500)   16,600
  Net Proceeds from Issuance of Common Stock            841       866
                                                  ---------- ---------

Net Cash (used in) Provided by Financing
 Activities                                          (6,659)   17,466
                                                  ---------- ---------

Net Increase in Cash and Cash Equivalents             4,794     3,332

Cash and Cash Equivalents at the Beginning of the
 Period                                               4,920     1,066
                                                  ---------- ---------

Cash and Cash Equivalents at the End of the
 Period                                           $   9,715  $  4,399
                                                  ========== =========

               Note: Items may not total due to rounding


                         SWIFT ENERGY COMPANY
                        OPERATIONAL INFORMATION
          QUARTERLY COMPARISON -- SEQUENTIAL & YEAR-OVER-YEAR
                              (Unaudited)

                              Three Months              Three Months
                                  Ended                    Ended
                            -----------------         ----------------
                            Mar. 31, Dec. 31, Percent Mar. 31, Percent
                              2005     2004   Change    2004   Change
                            -------- -------- ------- -------- -------

Total Company Production:
  Oil & Natural Gas
   Equivalent (Bcfe)          15.52    15.86     (2%)   14.29      9%
  Natural Gas (Bcf)            6.26     6.12      2%     5.87      7%
  Crude Oil (MBbl)            1,321    1,380     (4%)   1,124     17%
  NGL (MBbl)                    223      243     (8%)     278    (20%)

Domestic Production:
  Oil & Natural Gas
   Equivalent (Bcfe)          10.98    11.26     (2%)   10.43      5%
  Natural Gas (Bcf)            3.02     3.02     --%     3.06     (1%)
  Crude Oil (MBbl)            1,184    1,223     (3%)   1,018     16%
  NGL (MBbl)                    143      150     (4%)     211    (32%)

New Zealand Production:
  Oil & Natural Gas
   Equivalent (Bcfe)           4.54     4.60     (1%)    3.85     18%
  Natural Gas (Bcf)            3.24     3.10      4%     2.81     15%
  Crude Oil (MBbl)              137      157    (13%)     106     29%
  NGL (MBbl)                     80       93    (15%)      67     18%


Total Company Average
 Prices:
  Combined Oil & Natural
   Gas ($/Mcfe)             $  6.16  $  6.23     (1%) $  4.62     33%
  Natural Gas ($/Mcf)       $  4.25  $  4.67     (9%) $  3.64     17%
  Crude Oil ($/Bbl)         $ 47.66  $ 46.33      3%  $ 34.14     40%
  NGL ($/Bbl)               $ 26.79  $ 26.01      3%  $ 22.30     20%

Domestic Average Prices:
  Combined Oil & Natural
   Gas ($/Mcfe)             $  6.99  $  7.17     (3%) $  5.24     33%
  Natural Gas ($/Mcf)       $  5.41  $  6.53    (17%) $  4.90     11%
  Crude Oil ($/Bbl)         $ 47.20  $ 46.17      2%  $ 33.95     39%
  NGL ($/Bbl)               $ 31.79  $ 30.43      4%  $ 24.31     31%

New Zealand Average Prices:
  Combined Oil & Natural
   Gas ($/Mcfe)             $  4.13  $  3.93      5%  $  2.93     41%
  Natural Gas ($/Mcf)       $  3.17  $  2.86     11%  $  2.27     40%
  Crude Oil ($/Bbl)         $ 51.68  $ 47.57      9%  $ 36.03     43%
  NGL ($/Bbl)               $ 17.80  $ 18.92     (6%) $ 16.00     11%


                         SWIFT ENERGY COMPANY
                   SECOND QUARTER AND FULL YEAR 2005
                          GUIDANCE ESTIMATES

                         Actual        Guidance          Guidance
                        For First     For Second         For Full
                      Quarter 2005   Quarter 2005        Year 2005

Production Volumes (Bcfe)   15.5      15.0 - 15.9       62.5 - 65.5
  Domestic Volumes (Bcfe)   11.0      11.1 - 11.5       46.0 - 48.0
  New Zealand Volumes
   (Bcfe)                    4.5       3.9 - 4.4        16.5 - 17.5
Production Mix:
Domestic
  Natural Gas (Bcf)         3.02       2.8 - 3.0        12.0 - 12.7
  Crude Oil (MBbl)         1,184     1,240 - 1,255     5,150 - 5,355
  Natural Gas Liquids
   (MBbl)                    143       145 - 160         515 - 528
New Zealand
  Natural Gas (Bcf)         3.24       2.9 - 3.2        11.6 - 12.3
  Crude Oil (MBbl)           137       105 - 115         566 - 600
  Natural Gas Liquids
   (MBbl)                     80        65 - 88          250 - 262
Product Pricing (Note 1):
Domestic Pricing:
  Natural Gas (per Mcf)
    NYMEX differential
     (Note 2)              ($0.86) ($0.65) - ($0.85) ($0.70) - ($0.90)
  Crude Oil (per Bbl)
    NYMEX differential
     (Note 3)              ($2.83) ($2.00) - ($3.00) ($2.00) - ($3.00)
  NGL (per Bbl)
    Percent of NYMEX Crude    67%      45% - 55%         45% - 55%
New Zealand Pricing:
  Natural Gas (per Mcf)
   (Note 4)                 $3.17    $3.00 - $3.15     $3.00 - $3.20
  Crude Oil (per Bbl)
    NYMEX differential
     (Note 3 & 5)           $1.65  ($2.00) - ($3.50) ($2.00) - ($3.50)
  NGL (per Bbl)
    Contract Price (Note 6)$17.80   $16.00 - $18.00   $16.00 - $18.00
Oil & Gas Production Costs:
Domestic
  Lease Operating Costs
   (per Mcfe)               $0.75    $0.85 - $0.90     $0.82 - $0.87
  Severance & Ad Valorem
   Taxes
    (as % of Revenue
     dollars)               10.5%    11.0% - 12.0%     11.0% - 12.0%
New Zealand
  Lease Operating Costs
   (per Mcfe)               $0.62    $0.67 - $0.72     $0.70 - $0.75
  Government Royalty
    (as % of Revenue
     dollars)                6.3%     8.0% - 9.0%       8.0% - 9.0%


                         SWIFT ENERGY COMPANY
                   SECOND QUARTER AND FULL YEAR 2005
                          GUIDANCE ESTIMATES
           (In Thousands Except Per Production Unit Amounts)

                    Actual         Guidance             Guidance
                  For First       For Second            For Full
                 Quarter 2005    Quarter 2005          Year 2005
Other Costs:
  G&A per Mcfe        $0.31      $0.30 - $0.34       $0.30 - $0.34
  Interest Expense
   per Mcfe           $0.41      $0.39 - $0.44       $0.38 - $0.42
  DD&A per Mcfe       $1.56      $1.60 - $1.65       $1.59 - $1.64
Supplemental
 Information:
Capital Expenditures
  Operations         $39,320   $45,000 - $50,000  $202,200 - $229,100
  Acquisition/
   Dispositions, net $    --  ($0,000) - ($1,000) ($5,000) - ($15,000)
Capitalized G&G
 (Note 7)            $ 3,443    $4,000 - $4,500    $16,000 - $18,000
Capitalized Interest $ 1,764    $1,700 - $1,900     $6,800 - $7,900
Total Capital
 Expenditures        $44,527   $50,700 - $54,400  $220,000 - $240,000

Basic Weighted
 Average Shares       28,161    28,200 - 28,700     28,400 - 29,200
Diluted Computation:
  Weighted Average
   Shares             28,813    28,900 - 29,400     29,000 - 30,000

Effective Tax Rate
 (Note 8)              35.4%     35.5% - 36.5%       35.5% - 36.5%
Deferred Tax
 Percentage              98%       97% - 99%           97% - 99%

Note 1: Swift Energy now maintains all its current price risk management instruments (hedge positions) on its Hedge Activity page on the Swift Energy website (www.swiftenergy.com).

Note 2: Average of monthly closing Henry Hub NYMEX futures price for the respective contract months, included in the period, which best benchmarks the 30-day price received for domestic natural gas sales.

Note 3: Average of daily WTI NYMEX futures price during the calendar period reflected, which best benchmarks the daily price received for the majority of domestic crude oil sales.

Note 4: Fixed contractual prices with major power generators in New Zealand, subject to currency exchange rate.

Note 5: New Zealand crude oil benchmarked to TAPIS, which is typically discounted within a $0.50 to $1.00 range of WTI NYMEX.

Note 6: Fixed contractual price with RockGas Limited in New Zealand, subject to currency exchange rate.

Note 7: Does not include capitalized acquisition costs, incorporated in acquisitions when occurred.

Note 8: Effective Tax rate guidance does not include any New Zealand currency exchange fluctuations.


     This material includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements. These statements are based upon assumptions that are subject to change and to risks, especially volatility in oil or gas prices, and availability of services and supplies. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company's business are set forth in the filings of the Company with the Securities and Exchange Commission. Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.


     CONTACT: Swift Energy Company
              Scott A. Espenshade, 281-874-2700 or 800-777-2412
              Director of Corporate Development and Investor Relations